Exhibit T3A.18

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Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile 37435	[stamp:] AUTHORIZED COPY	[seal:] EDUARDO DIEZ MORELLO NOTARY MORANDE 243 SANTIAGO

DIRECTORY No. 7.218-2005.-

KVC/PE/ES OT

OPERAC INTEGRALES ISLA GRANDE S.A. - CORP. CHAR

CORPORATE CHARTER OF A
CLOSELY HELD CORPORATION

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“OPERACIONES INTEGRALES ISLA GRANDE
SOCIEDAD ANÓNIMA”

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IN SANTIAGO, CHILE, on June first, two thousand five, in the presence of myself, EDUARDO JAVIER DIEZ MORELLO, attorney, acting notary public for the Thirty-Fourth Notary Office of Santiago, with premises at calle Morandé number two hundred forty-three, the following parties appeared at the domicile of Avenida Presidente Riesco number five thousand, seven hundred eleven, fifteenth floor, Commune of Las Condes: Mr. ANTONIO CLAUDIO MARTÍNEZ SEGUÍ, a Chilean citizen, married, a business owner, National Identification Card number seven million, forty thousand, three hundred

[initials] [seal:] EDUARDO DIEZ MORELLO NOTARY MORANDE 243 SANTIAGO twenty-one hyphen eight, in representation of the company “AM CORP SOCIEDAD ANÓNIMA,” a company operating in the sector of investments, gambling casino operations and related activities, Sole Tax Roll number ninety-six million, nine hundred seventy thousand, three hundred eighty hyphen seven, both with domicile in this city at Avenida Presidente Riesco number five thousand, seven hundred eleven, fifteenth floor, Commune of Las Condes; and Mr. FRANCISCO JAVIER MARTÍNEZ SEGUÍ, a Chilean citizen, married, a commercial engineer, National Identification Card number seven million, forty thousand, three hundred twenty hyphen K, in representation of the company “AM CORP INVERSIONES SOCIEDAD ANÓNIMA,” a company operating in the sector implied by its corporate name [investments], Sole Tax Roll number ninety-six million, nine hundred eighty thousand, six hundred twenty hyphen seven, both with domicile in this city at Avenida Presidente Riesco number five thousand, seven hundred eleven, fifteenth floor, Commune of Las Condes; the appearing parties being of legal age, they attested to their identities by means of the aforementioned cards, and set forth the following: That they are hereby organizing a Chilean closely held corporation [sociedad anónima cerrada], to be governed by the applicable legal provisions, most especially by law number eighteen thousand forty-six on corporations, its regulation and the following bylaws: CORPORATE BYLAWS:- TITLE ONE:- CORPORATE PURPOSE, DOMICILE AND DURATION: A closely held corporation is organized, the name of which is “OPERACIONES INTEGRALES ISLA GRANDE SOCIEDAD ANÓNIMA,” which for banking, commercial, advertising or any kind of purposes may use the trade name “OPERACIONES

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile	[seal:] EDUARDO DIEZ MORELLO NOTARY MORANDE 243 SANTIAGO

INTEGRALES ISLA GRANDE S.A.” ARTICLE TWO: The company’s purpose shall be the following: The investment of share capital in all types of moveable assets, as well as rights in all types of companies, whether commercial or civil, mutually owned or joint ventures, and in all types of investment instruments or securities. Administering said investments on its own behalf or on that of other parties, obtaining revenue; forming part of other corporations, whether domestic or foreign, of any legal kind or nature, amending them, and assuming administration of them, regardless of the business sector in which they operate. The company purpose will also include the direct or indirect operation of restaurants, cafeterias, bars and general establishments engaged in the provision of entertainment and leisure services; as well as the administration of museums and the creation and administration of internet websites. Further, the construction, operation, giving and accepting in lease or loan, on its own behalf or on that of others, of hotels, motels, hostels, inns and other facilities related to personal lodging and tourism, with any hotel- and tourism-related services. Further, the creation, organization, administration, distribution, advertising, execution, production and sale, on its own behalf or on that of other parties, of cultural, literary, social, athletic, tourism-related, scientific and artistic activities and all types of events in general. Finally, the acquisition, transfer, investment, purchase, sale, exchange, leasing and subleasing of real and moveable assets, or of rights thereto, their administration and operation, and building on them, on its own behalf or on that of other parties; and operating them, directly or through third parties, in any fashion. The purchase, importation, exportation, distribution,

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consignment, representation or brokering, in any type of exchange of domain or its attributes, with respect to any class of assets; any activity, current or future, related to the above; and any other business approved by the shareholders. ARTICLE THREE: The Company maintains legal domicile in the city of Castro, Chiloé, without prejudice to any establishments or agencies it might establish in other locations. Article Four: The company shall have an indefinite duration as from the signing date of this instrument. TITLE TWO: CORPORATE SHARE CAPITAL: ARTICLE FIVE: The company’s share capital shall be a total of FIVE HUNDRED MILLION CHILEAN PESOS, divided among ten thousand registered shares, without par value. The share capital shall be amended annually as a full matter of law, whenever the Ordinary Shareholders Meeting approves the balance sheet for the fiscal year, consistent with the proportion corresponding thereto in the distribution of the reassessment of net equity. ARTICLE SIX: Share certificates shall be registered and may be transferred in accordance with the law and the Chilean Regulation on Corporations [Reglamento sobre Sociedades Anónimas]. ARTICLE SEVEN: The Company shall maintain a Shareholders Registry noting at least the name, domicile and identification card of each shareholder, the number of shares they hold, the date they were registered in the shareholder’s name and, for shares subscribed but not paid-in, the form and timing of their paying-in. ARTICLE EIGHT: A record shall also be left in the Shareholders Registry of transfers of all or part of shares by shareholders. It shall also note

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile
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any other statement required by the law or the Regulation on Corporations. ARTICLE NINE: In all ballots, Shareholders shall have one vote for each share they own or represent. To establish the Shareholders’ right to receive dividends or exercise any other right that the law, the regulations or these bylaws establish in favor of shareholders, shareholders shall be considered as being those registered with the Shareholders Registry as of the fifth business day prior to the date on which it is necessary to acquire or exercise the right or benefit. ARTICLE TEN: Having confirmed the loss, theft, robbery or non-use of a share instrument or another similar accident, the person in whose name the shares are registered may request a new one, satisfying for these purposes the rules noted in the current Regulation on Corporations. ARTICLE ELEVEN: Shares registered in the names of deceased individuals whose heirs or legatees have not registered them in their name within five years after the principal’s death shall be sold by the Company in accordance with the form, term and conditions stipulated by the Regulation on Corporations. TITLE THREE: COMPANY ADMINISTRATION. ARTICLE TWELVE: The Company shall be administered by a Board consisting of five members, who may or may not be company shareholders. ARTICLE THIRTEEN: To be a Director it is necessary to meet the requirements and not be subject to the disqualifications that the law and the Regulation on Corporations stipulate. ARTICLE FOURTEEN: Directors shall be elected at the Ordinary General Shareholders Meeting and shall perform their duties

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for a period of three years, and be subject to election at the end of each period. Directors may be reelected indefinitely. The Board may be revoked in its entirety before expiration of its mandate by agreement of the ordinary or extraordinary shareholders meeting and, in such case, the same meeting must elect a new Board. The individual dismissal of one of the Board members shall not be undertaken. In the event of the death, resignation, bankruptcy, disqualification or restriction on duties or other impossibility that prevents a director from performing their duties or causes them to cease said duties, it shall be necessary to undertake a new election of the Board at the next ordinary shareholders meeting to be held by the company. In the interim, the Board may appoint a replacement. ARTICLE FIFTEEN: For the election of Directors, each Shareholder shall have one vote for each share they hold or represent and they may combine their votes in favor of a single person or distribute them in the form deemed appropriate and those who, on one and the same ballot, receive the highest number of votes, shall be declared elected, until completing the number of Directors to be elected. The provisions of the preceding section do not prevent the ballot from being omitted and the election to held by acclamation subject to the unanimous agreement of Shareholders present with right to vote. ARTICLE SIXTEEN: Directors shall be personally liable for infractions they incur, of the laws, these bylaws, the internal regulation or resolutions of the General Shareholders Meetings and abuses they authorize. ARTICLE SEVENTEEN: In exercise

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile
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of their duties, each Director shall have the powers and shall be subject to the prohibitions that the Corporations Act and its Regulation indicate. ARTICLE EIGHTEEN: At its first meeting after the Ordinary Shareholders Meeting that performed its election, the Board shall elect from among its members a Chair, who shall also be that of the Company. The Chair may be reelected indefinitely so long as he or she holds the position of Director. The position of Chair is incompatible with that of Company Manager. The Board shall also appoint from among its members a Vice Chair who shall replace the Chair in the event of the latter’s absence or impediment. ARTICLE NINETEEN: The Board Chair shall chair the General Shareholders meetings. ARTICLE TWENTY: If the Chair, for any reason, is unable to perform his or her duties, the Board shall elect another of its members to replace the former. ARTICLE TWENTY-ONE: Board sessions shall be Ordinary or Extraordinary. The former shall be held on dates predetermined by the Board itself and shall not require special convocation. The Board shall meet in ordinary session at least monthly. Extraordinary sessions shall be held when specially convened by the Chair, at his or her own behest or at that of one or more Directors, provided that the Chair acknowledges the need for the meeting, unless it is requested by an absolute majority of directors, in which case the meeting must necessarily be held with no prior qualification. Extraordinary meetings shall be convened by means of certified letters

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sent to each Director at least three calendar days before the date of the meeting. This period may be reduced to twenty-four hours in advance, if the letter is delivered personally to the Directory by a Notary Public. The convocation to extraordinary session must contain a reference to the matters to be discussed thereat. The convocation may be omitted if the session is attended unanimously by all company Directors. At extraordinary sessions only matters specifically noted in the convocation may be discussed. ARTICLE TWENTY-TWO: The Board may not hold sessions with fewer than three of its members. Agreements must be adopted by an absolute majority of attending Directors. In the event of a tie, the individual chairing the meeting shall cast the deciding vote. The session shall be held at the corporate headquarters, but by prior resolution adopted unanimously by the Directors, it may be held in other Company establishments or agencies or at other locations. ARTICLE TWENTY-THREE: The Directors’ duties may be remunerated, which shall be determined by the Ordinary Shareholders Meeting. In the event that remuneration of the Board is approved, no more than one session per month may be subject to remuneration. Each year, should it approve remuneration of the Board, the Ordinary General Shareholders Meeting shall indicate the total fee to which each director shall be entitled for the next fiscal year, and it may also set higher remuneration for the Board Chair. Any other remuneration of Directors, for duties or jobs other than the exercise of their position, whether as salary, fees, per diems or assignments as Board Representatives, or other stipends in cash,

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile	[seal:] EDUARDO DIEZ MORELLO NOTARY MORANDE 243 SANTIAGO

species or royalties of any kind, must be approved or authorized by the Shareholders Meeting, and the next Annual Report must set forth the first and last name of each Director that received said remuneration. ARTICLE TWENTY-FOUR: The Board shall represent the Company judicially and extra-judicially for fulfillment of the corporate purpose, to which end it shall not be necessary to attest to third parties. In exercise of its duties it shall be understood that it is vested with all administrative and disposal powers not reserved to the General Shareholders Meeting by law or by these bylaws, without need for granting to the Board any power of attorney whatsoever, including for those instruments or contracts for which the laws require this circumstance. The above is not to the detriment of representation of the Manager or Managers, pursuant to article forty-nine of law eighteen thousand, forty-six. ARTICLE TWENTY-FIVE: In order for the Company to be able to enter into instruments or agreements in which one or more Directors have an interest on their own behest or as a representative of another party, they must satisfy all requirements, majorities, qualifying circumstances and information set forth in article forty-four of the Corporations Act. TITLE FOUR: PRESIDENT AND MANAGERS. ARTICLE TWENTY-SIX: The Board shall appoint an employee with the title of President [Gerente General], who shall be responsible for the Company’s judicial representation, being legally vested with the authority set forth in both parts of Article Seven of the Chilean Civil Procedures Code [Código de Procedimiento Civil]. The President shall be entitled to speak at Board meetings, being liable with its members

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for any agreements prejudicial to the Company and Shareholders, unless any contrary opinion is set forth in the Minutes. The position of President is incompatible with that of Company Chair, Director, Accountant or Auditor. The Board may appoint such Managers and Assistant Managers as may be necessary for the Company’s successful administration, confer the authority it deems necessary and assign such responsibilities as it believes appropriate. The Board shall establish the order in which managers, if they are multiple, shall replace the President, in the case of absence, sickness or any other impediment that prevents the President from performing their duties. The Board must also appoint the Manager or Managers or other Company employees who, in the absence of the President, shall individually represent the Company, for purposes of validly receiving any notifications that are carried out. The mere absence of the President, without the interested party’s having to attest thereto, shall suffice for the notification to be able to be applied to whomever the Board has appointed for these purposes. The President and other Managers or whoever serves in their stead shall be subject to the provisions of the Corporations Act with regard to Directors, where compatible with the responsibilities corresponding to the position or function. TITLE FIVE: SHAREHOLDERS MEETING. ARTICLE TWENTY-SEVEN: Shareholders shall meet in Ordinary or Extraordinary Meetings. The former shall be held once a year, within four months after the date of the annual balance sheet, and shall be intended to hear and decide upon matters which, according to the Law, the Regulation or these Bylaws, are

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile	[seal:] EDUARDO DIEZ MORELLO NOTARY MORANDE 243 SANTIAGO

required to be discussed at Ordinary Shareholders Meetings, without need to indicate them in the respective convocation. The latter may be held at any time, when so required by the corporate needs, to decide on any matter that the Law, the Regulation or these Bylaws assign to the knowledge of the Shareholders Meetings and provided that said matters are noted in the corresponding convocation. Matters for Ordinary or Extraordinary Meetings shall be those which the Corporations Act, its Regulation or these Bylaws stipulate may only be discussed at Ordinary or Extraordinary Shareholder Meetings, respectively. ARTICLE TWENTY-EIGHT: Shareholder Meetings shall be convened by the Company Board. It shall be the Board’s responsibility to convene the Shareholders Meetings in the cases indicated by article fifty-eight of the Corporations Act and in the other cases that the Regulation so indicates, or when the majority of the Board decides that the Extraordinary Meeting must be convened. ARTICLE TWENTY-NINE: The convocation to Shareholder Meetings, whether ordinary or extraordinary, shall be undertaken by means of a highlighted notice to be published at least three times on different days in the newspaper of the corporate domicile that has been identified by the Shareholders Meeting or, absent an agreement or in the event of suspension or disappearance of the designated newspaper from circulation, in the Diario Oficial [Official Daily Gazette], subject to the time, form and conditions indicated by the Regulation on Corporations. Notices shall be valid that are published on Sundays or holidays. So long as the Company remains subject to the regulations on publicly traded companies, it must also send a convocation by mail to Shareholders as

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stipulated by the Corporations Act and its Regulation, and the Company may limit the mailing in the cases stipulated by said Law and Regulation. ARTICLE THIRTY: Meetings shall be held on first convocation, with an absolute majority of shares issued with right to vote, unless the Law or these Bylaws stipulate greater majorities; on second convocation they shall be held with those present or represented, regardless of number, and resolutions shall be adopted by an absolute majority of shares present or represented with right to vote, except for matters for which the Law, the Regulation or these Bylaws require a special majority for resolutions. Notices of second convocation may only be published once the Meeting to be held on first convocation has failed and, in any case, the new Meeting must be convened to be held within forty-five days after the date set for the Meeting that was not held. Meetings shall be chaired by the Board Chair or by such individual as serves in that place, and the Company Secretary, if the Board resolves to appoint one, shall serve as Secretary of the Meetings, or the President if not. ARTICLE THIRTY-ONE: Only shareholders registered with the Shareholders Registry by the fifth day prior to the date the respective Meeting is to be held may participate in the Meetings with right to speak and vote. ARTICLE THIRTY-TWO: Shareholders may have themselves represented at the Meetings by another individual, even if not a shareholder. Proxy must be conferred in writing for all shares the principal holds on the date

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile
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specified in the preceding article. The form and text of the proxy and the classification of proxies shall conform to the provisions of the Regulation on Corporations. ARTICLE THIRTY-THREE: An absolute majority of shares issued with right to vote shall be required for resolutions of the Extraordinary Shareholders Meeting involving the revision of its bylaws. The favorable vote of two thirds of shares issued with right to vote shall be required for resolutions relating to matters which, according to article sixty-seven of law eighteen thousand forty-six, must be approved by said quorum. ARTICLE THIRTY-FOUR: Approval by the Shareholders Meeting of certain matters indicated in article sixty-nine of law eighteen thousand, forty-six, as well as the case when two thirds of shareholders with right to vote agree that the company will not remain subject to the regulations covering publicly traded companies, if the necessary conditions occur for the company to be subject to said regulations, as indicated in article thirty-six of these bylaws, shall entitle the dissident shareholder to withdraw from the Company, subject to payment by the latter of the value of his or her shares. The exercise of this right, and the form of paying-in of the shares, shall be governed by the provisions set forth in law eighteen thousand, forty-six and its Regulation. ARTICLE THIRTY-FIVE: A record shall be maintained of the deliberations and resolutions of the Shareholders Meeting in a Book of Minutes, which shall be kept by the Secretary, if any, or in the absence of a secretary, by the President. The Minutes shall be signed by the individuals who served as Chair and Secretary of the meeting and by three

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Shareholders elected thereat. The Minutes shall be understood as approved as from the time of their signing by the individuals noted in the preceding section, and as from that date the resolutions to which the minutes refer may be carried out. Unless the Corporations Act or its Regulation so order, it shall not be necessary to affix in the Minutes the names of all Shareholders who attended the meeting, as it is sufficient to leave a record of the number of persons and shares that were present or represented, consistent with the respective attendance records. TITLE SIX: REGULATORY STANDARDS. ARTICLE THIRTY-SIX: Without prejudice to its organization as a closely held corporation, the Company Shareholders Meeting may agree to subject the company to the standards governing publicly traded companies. In the event that said resolution is adopted, the company must fulfill all the regulations concerning publicly traded companies in all applicable aspects, submitting to the control of the Chilean Superintendency of Securities and Insurance [Superintendencia de Valores y Seguros] and being required to register with the Securities Registry the latter maintains, pursuant to Article Two of the Corporations Act and other relevant standards of the same Law and its Regulation. TITLE SEVEN: AUDITING OF THE ADMINISTRATION. ARTICLE THIRTY-SEVEN: Each year, the Ordinary Shareholders Meeting shall appoint independent external auditors, to examine the accounts, inventory, balance sheet and other financial statements of the company and report in writing at the next Ordinary Shareholders Meeting

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile
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on the fulfillment of their mandate. The annual report, balance sheet, inventory, minutes, books and external auditors reports shall be available to Shareholders for examination at the Company’s Administrative Offices, for fifteen days prior to the date indicated for the Shareholders Meeting. Shareholders may only examine said documents within the indicated period. During the period indicated in the preceding section, Shareholders shall be entitled to examine identical information on subsidiary companies, subject to the form, term and conditions indicated by the Regulation. Notwithstanding the provisions of the preceding sections, with the approval of three quarters of the Directors in attendance, certain documents may be considered as reserved, which refer to negotiations still pending, the disclosure of which might be prejudicial to the corporate interest. TITLE EIGHT: BALANCE SHEETS. ARTICLE THIRTY-EIGHT: On December thirty-first of each year, the Company shall prepare an inventory and balance sheet of the Company’s operations consistent with current laws and regulations. The Board must submit for consideration of the Ordinary Shareholders Meeting an annual report with supporting documentation on the Company’s position over the past fiscal year, accompanied by the balance sheet, profit and loss statement and the corresponding report from the external auditors. All these documents must clearly reflect the company’s equity position at the close of the fiscal year and the earnings accrued or losses incurred during the same period. The annual report shall include as an appendix an accurate summary of the comments and proposals filed by Shareholders who

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hold or represent ten percent or more of the shares issued with right to vote, concerning the progress of the corporate affairs, and provided that said Shareholders so request. Further, in all information sent by the Board to Shareholders in general, by reason of the convocation of the Shareholders Meeting, requests for power of attorney, supporting documentation for their decision and other similar matters, the relevant comments and proposals must be included that the Shareholders referenced in the preceding section have filed. The exercise of these minority rights shall be subject to the corresponding stipulations in the Regulation on Corporations. ARTICLE THIRTY-NINE: On a date no later than that of the first notice of convocation for the Ordinary Shareholders Meeting, the Board shall send each Shareholder a copy of the Company Balance Sheet and Annual Report, including the auditors’ opinion and respective notes. However, the Board may omit sending those documents to all shareholders when authorized by the Superintendency in order to limit its mailing only to those with a number of shares greater than a specified minimum. In any case, they shall be sent to those who had previously requested them of the Company. The Company shall publish the information specified by the Securities and Insurance Superintendency on its balance sheets and profit and loss statements, duly audited. TITLE NINE: DISTRIBUTION OF EARNINGS AND RESERVE FUNDS. ARTICLE FORTY: At least thirty percent of the net profits of each fiscal year must be distributed to Shareholders annually as a cash dividend,

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile
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prorated for the number of their shares. The above is without prejudice to any different resolution unanimously adopted at the respective Meeting by all shares issued. The balance of net profits may be allocated, as approved by the respective Ordinary Shareholders Meeting, to the formation of special reserves or the distribution of additional dividends within the same year or the formation of a fund intended for the payment of any dividends in future years. In any event, the Board may, under the personal responsibility of the Directors participating in the respective resolution, distribute provisional dividends during the fiscal year, charged against earnings for that same period, provided there are no losses carried forward. ARTICLE FORTY-ONE: The share of profits not allocated by the Meeting to dividends payable during the fiscal year, whether as minimum mandatory dividends or as an addition to that same fiscal year, may in any event be capitalized subject to revision of the bylaws, through the issuance of paid-in shares or an increase in the shares’ value. ARTICLE FORTY-TWO: The payment of minimum mandatory dividends shall be due thirty days after the date of the Meeting that approved the distribution of earnings for the year. The payment of additional dividends approved by the Meeting shall be done within the fiscal year the agreement is adopted and on the date the latter determines or the one set by the Board, if the Meeting authorized it to do so. Provisional dividends shall be paid on the date set by the Board. In any event, the dividends will be paid to Shareholders registered with the respective Registry as of the fifth business day prior to the date scheduled for their settlement. The

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Company may fulfill the obligation to pay dividends, insofar as it exceeds the mandatory minimums, granting an option to Shareholders to receive them in cash, in paid-in shares from the issuance itself, or in shares of publicly traded companies the Company might hold. The optional dividend must conform to the conditions of fairness, information and other requirements set by the Regulation on Corporations. However, absent notice from the Shareholder, it shall be understood that the latter has opted for cash. TITLE TEN: DISSOLUTION AND LIQUIDATION. ARTICLE FORTY-THREE: The Company shall be dissolved: One) For consolidating all the shares in the hands of a single party; Two) By resolution of the Extraordinary General Shareholders Meeting, convened expressly for said purpose; Three) For other reasons indicated by the law, in particular those mentioned in Article one hundred three of law eighteen thousand forty-six. ARTICLE FORTY-FOUR: If dissolution occurs for any of the reasons indicated in numbers one and two of the preceding article, as the case may be, the Board shall set forth the events constituting a cause in the Minutes of the corresponding session, and the Board must meet and the minutes of the relevant session be recorded as a public instrument within thirty days after occurrence of the events. An extract of said public instrument shall be registered and published in the form stipulated in Article Five of the Corporations Act. ARTICLE FORTY-FIVE: Having dissolved the Company for any reason, its liquidation shall be undertaken by a liquidation commission elected by the Shareholders Meeting, in the form stipulated by article sixty-six of the Law on

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Corporations. The same Meeting shall set its remuneration. ARTICLE FORTY-SIX: Unless unanimously decided otherwise by all shares issued with right to vote, the liquidation commission shall consist of three members. The liquidation commission shall appoint a Chair from among its members, which shall represent the Company judicially and extrajudicially. If, due to legal circumstances, there is only one receiver, the latter shall have both representation powers. ARTICLE FORTY-SEVEN: Receivers shall remain in their positions for three years and may be reelected a single time only. ARTICLE FORTY-EIGHT: The liquidation commission or receiver, as the case may be, shall have the position, authority and duties that the Corporations Act affords it as the responsible entity, pursuant to the same terms as said law provides for any violation or abandonment it might incur. ARTICLE FORTY-NINE: During liquidation, Ordinary Shareholder Meetings shall continue to be held, and the receivers shall provide information thereat on the status of the liquidation and measures shall be agreed to that are necessary for successfully carrying it out. The liquidation commission shall complete the publications, communications and presentations that the Law and these Bylaws impose on the Board. Receivers may also convene Extraordinary Shareholders Meetings in the form indicated by these Bylaws. Distributions carried out during liquidation must be paid to Shareholders in cash, unless agreed otherwise and unanimously adopted in each case by all shares issued. Notwithstanding the above, the Extraordinary Shareholders

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Meeting, by two thirds of issued shares, may approve optional distributions, provided that the options conform to the standards of the Corporations Act and its Regulation. All other aspects relative to distributions and liquidation shall be subject to the current legal and regulatory standards. TITLE ELEVEN: JURISDICTION AND ARBITRATION. ARTICLE FIFTY: In the event that any disputes or differences arise between the parties by reason of this instrument or of its complementary documents or amendments, with respect to its interpretation, fulfillment, validity, termination or any other case related thereto, it shall be resolved by negotiations carried out by representatives of the parties. If the parties do not succeed in directly resolving their disputes, which shall be considered as having occurred in the event that one of them requests of the other in writing the convening of the Arbitral Tribunal, they shall submit thereto and decide permanently through mixed arbitration, in accordance with the Regulation of the Arbitration Center of the Santiago Chamber of Commerce Trade Association, the provisions of which are set forth in the public instrument dated December tenth, nineteen ninety-two, issued by the Santiago Notary Office of Mr. Sergio Rodríguez Garcés which, forming an integral part of this clause, the parties represent they are familiar with and accept. In this regard, the parties shall confer special irrevocable mandate on the Santiago Chamber of Commerce Trade Association such that, at the written request of either of them, it may appoint the arbiter from among the members of the arbitral body of the Arbitration Center of that Chamber. It shall suffice that either party submit the aforementioned written request to the Santiago Chamber of Commerce

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Trade Association, for it to be understood that there was no agreement between the parties with respect to the name of the arbiter. No appeal whatsoever shall apply against the arbiter’s decisions, except that of filing a complaint. The arbiter is specifically authorized to resolve all matters related to its competency and/or jurisdiction. TRANSITORY ARTICLE ONE: The share capital of FIVE HUNDRED MILLION PESOS, divided among ten thousand shares, as stated in permanent article five of these bylaws, is subscribed and paid-in as follows: ONE: The company “AM CORP SOCIEDAD ANÓNIMA” subscribes nine thousand shares in the amount of FIFTY THOUSAND PESOS each, legal tender currency, i.e., a total of FOUR HUNDRED FIFTY MILLION PESOS legal tender currency, which is paid-in and shall be paid-in as follows: a) Through the sum of ONE HUNDRED EIGHTY MILLION PESOS legal tender currency, equivalent to three thousand six hundred shares, at this time, down, and incorporated into the company coffers; and b) Through the sum of TWO HUNDRED SEVENTY MILLION PESOS legal tender currency, equivalent to five thousand four hundred shares, payable within three years counting from the date of this instrument, or as the corporate needs so require. TWO) The company “AM INVERSIONES SOCIEDAD ANÓNIMA subscribes one thousand shares in the amount of FIFTY THOUSAND PESOS each, legal tender currency, i.e., a total of FIFTY MILLION PESOS legal tender currency, which is paid-in and shall be paid-in as follows: a) Through the sum of TWENTY MILLION PESOS legal tender currency, equivalent to four hundred shares, at this time,

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down, and incorporated into the company coffers; and b) Through the sum of THIRTY MILLION PESOS legal tender currency, equivalent to six hundred shares, payable within three years of the date of this instrument, or as corporate needs so require. TRANSITORY ARTICLE TWO: The Company’s Board shall consist of Mr. ANTONIO CLAUDIO MARTÍNEZ SEGUÍ, Mr. FRANCISCO JAVIER MARTÍNEZ SEGUÍ, Mr. PIERPAOLO ZACCARELLI FASCE, Mr. PERCY ECCLEFIELD ARRIAZA, and Mr. VALENTÍN SCHWARTZ ARRATIA, who shall remain in their positions until the holding of the First Ordinary Shareholders Meetings, and shall have all powers that the bylaws and the law confer on the Board. TRANSITORY ARTICLE THREE: The firm Ernst & Young is designated as external auditors for the company’s first fiscal year. TRANSITORY ARTICLE FOUR: For purposes of the provisions of article fifty-nine of law number eighteen thousand forty-six it is agreed that convocations of Shareholders Meetings shall be published in the newspaper La Nación, which has national circulation. TRANSITORY ARTICLE FIVE: The President shall be formally appointed at the first Ordinary Board session. In the meantime, until said occasion, Mr. EDUARDO SBOCCIA SERRANO, a Chilean citizen, an attorney, National Identification Card number eight million, one hundred ninety-eight thousand, seventy-two hyphen two, shall serve in that position. TRANSITORY ARTICLE SIX: Without prejudice to the authority corresponding to the Board, special power of attorney is hereby granted to Attorney Mr.

Eduardo Diez Morello Attorney - Notary Public 34th Notary Office - Santiago, Chile

PERCY ECCLEFIELD ARRIAZA, Attorney Mr. EDUARDO SBOCCIA SERRANO and Attorney Mr. JOSÉ DOMINGO MEDINA NETTIG such that, acting separately and indiscriminately, they may represent the company in all procedures, requests and other formal recording requirements that might be necessary to obtain the Sole Tax Roll number vis-à-vis the Internal Tax Service, the relevant initiation of activities with regard to the aforementioned service and, without the following listing’s being restrictive, to be able to undertake any other authorization that might be necessary, and to effect and sign all requests, processing, representations and presentations that might be necessary vis-à-vis said Service or vis-à-vis any other entity, public or private. The designated representative shall have sufficient power as to be notified by said Service in the name of the company. The power of attorney granted may only be terminated, with respect to the Internal Tax Service, once express communication has been given by the company to said Service. TRANSITORY ARTICLE SEVEN: The bearer of a copy or an authorized extract of this instrument is authorized to undertake legalization of the corporate charter and to request and sign any records, annotations and publications that may apply. LEGAL STANDING: The legal standing of Mr. ANTONIO CLAUDIO MARTÍNEZ SEGUÍ to represent “AM CORP SOCIEDAD ANÓNIMA” is set forth in the public instrument dated December twentieth, two thousand one, issued at the Santiago Notary Office of Mr. Eduardo Diez Morello. In turn, the legal standing of FRANCISCO JAVIER MARTÍNEZ SEGUÍ to represent “AM INVERSIONES SOCIEDAD ANÓNIMA” is set forth in the public instrument dated April second, two thousand two, issued

[initials] [illegible seal]

[stamp:]	ANNOTATED IN THE DIRECTORY UNDER No. 55
AND REGISTERED UNDER P. 63 [illegible], No. 55 DATED
June 13, 2005 , AT THE COMMERCIAL
REGISTRY OF THIS REGISTRY OFFICE I ADMINISTER
CASTRO June 13, 2005

[seal:]	ARCADIO PEREZ BORQUEZ
NOTARY AND REGISTRY [initials]
CASTRO - CHILE

at the Santiago Notary Office of Mr. Eduardo Diez Morello; which documents are not incorporated as they are known to the parties and at their express request. This instrument was issued in accordance with the draft drawn up by Attorney Mr. EDUARDO SBOCCIA SERRANO. In verification thereof and after having been read by the appearing parties. Copy issued. BY WITNESS WHEREOF. Directory No. 7.218-2005.

[signature] [fingerprint]
ANTONIO CLAUDIO MARTÍNEZ SEGUÍ
IN REP. OF “AM CORP SOCIEDAD ANÓNIMA”

[stamp:]
SIGNATURES: two
COPIES: five

[signature] [fingerprint]
FRANCISCO JAVIER MARTÍNEZ SEGUÍ
IN REP. OF “AM INVERSIONES SOCIEDAD ANÓNIMA”

[initials] [seal:]
EDUARDO DIEZ MORELLO
NOTARY
MORANDE 243
SANTIAGO

[stamp:] [illegible] ACCURATE COPY OF ITS ORIGINAL [illegible] JUN. 6, 2005 SANTIAGO CHILE EDUARDO DIEZ MORELLO NOTARY PUBLIC	[initials] [seal:] EDUARDO DIEZ MORELLO NOTARY MORANDE 243 SANTIAGO